EXHIBIT 5









                                 June 28, 1994

   KK:AKW:CIC:DJ

   Union Camp Corporation
   1600 Valley Road
   Wayne, New Jersey  07470

   re  Union Camp Corporation
       10,000 Shares of Common Stock

   Dear Sirs:

             We are familiar with the proceedings taken and proposed to be taken by Union Camp Corporation, a Virginia corporation (the "Company"), in connection with the registration pursuant to the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of 10,000 shares of its Common Stock, $1.00 par value (the "Common Stock"), issuable pursuant to the Company's Puerto Rico Container Company Employees' Savings Plan (the "Plan").

             We have examined such documents, certificates, records, authorizations and proceedings and have made such investigations as we have deemed necessary or appropriate in order to give the opinion expressed herein.

             Based on the foregoing, it is our opinion that the shares of Common Stock referred to above have been duly authorized for issuance by the Company and, when issued and paid for as described in the Plan, will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

             We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.

                                 Very truly yours,

                                 White & Case